Exhibit 3.19


               AMENDED AND RESTATED ARTICLES OF INCORPORATION

                                     OF

                                 [Company]


                  ARTICLE ONE: The name of the corporation is [Company] (hereinafter, the "Corporation").

                  ARTICLE TWO: The duration of the Corporation shall be perpetual.

                  ARTICLE THREE: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the Texas Business Corporation Act including, but not limited to, the acting as an insurance agent and the providing of insurance services, exclusive of the underwriting of insurance policies.

                  ARTICLE FOUR: The total number of shares of stock which the Corporation shall have authority to issue is One Thousand
         (1000) shares of Common Stock, each having a par value of one cent ($0.01).

                  ARTICLE FOUR: The total number of shares of stock which the Corporation shall have authority to issue is One Thousand
         (1000) shares of Common Stock, each having a par value of one cent ($0.01).

                  ARTICLE FIVE: The Corporation has received as consideration for the issuance of its shares the sum of One Thousand Dollars ($1,000.00).

                  ARTICLE SIX: The address of the registered agent is 350
         N. St. Paul Street, Dallas, Texas 75201. The name of the registered agent at that address is CT Corporation.

                  ARTICLE SEVEN: The names and addresses of the directors of the Corporation are as follows:

         Michael E. Maroone                 110 SE 6th Street
                                            Ft.  Lauderdale, Florida 33301


         Jonathan P. Ferrando               110 SE 6th Street
                                            Ft.  Lauderdale, Florida 33301